SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Hastings Street Trust
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FORM OF

D.F. King & Co., Inc.

Telephone Script

Fidelity Investments

Introduction

Hello, my name is ___________, calling from D.F. King & Co., Inc. on behalf of Fidelity Investments may I speak with Mr./Ms. __________.

(Once Shareholder is on the line)

Mr./Ms. ___________, this conversation will be recorded. D.F. King & Co., Inc. has been retained by Fidelity Investments to help solicit and record shareholder votes with regards to the special shareholders' meeting of [NAME OF TRUST/NAME OF FUND] scheduled for [shareholder meeting date]. Have you received the proxy statement regarding the meeting? [If the shareholder meeting has been adjourned: The original shareholder meeting scheduled for [original shareholder meeting date] has been adjourned until [adjourned shareholder meeting date] due to a lack of shareholder participation.]

IF NO - Then help the shareholder obtain the material he/she requires. If a NOBO, give him/her the 800# and have them call back when they receive. If registered, we will send the materials directly. In either case, make sure the address is correct, make any necessary corrections, and code the disposition as "14" or "15".

IF YES - Your Board Members are asking you to consider [#] proposal(s) which they have studied carefully and they recommend that you vote in favor of proposal(s) [#] [and against proposal(s) [#]]. For your convenience you can cast your vote by mail, internet, or touch-tone telephone if you still have your proxy card or I can record your vote over the telephone. Would you like me to record your vote over the telephone right now?

IF YES - Do you have any questions before we proceed?
If shareholder asks how to vote via the internet, the website is www._____[insert appropriate URL for campaign] - he/she will need the control number from his/her proxy card.
If shareholder asks how to vote via touch-tone telephone, the telephone number is ____[insert appropriate touch-tone telephone number for campaign] - he/she will need the control number from his/her proxy card.
Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of proposal(s) [#] [and against proposal(s) [#]]. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections (including, with respect to any shareholder proposal, the "Statement of Opposition" that follows the proposal) or by referring to the Q&A that accompanied the proxy statement.
Here is how we will proceed. The call will be recorded. I will ask you for 2 pieces of information for verification: your name and your address. Finally, I will confirm that you have received the proxy materials and take your vote. You will be mailed a letter confirming your vote~~s~~, which will tell you how to make any changes, if you wish. Do you feel comfortable with this process?

IF NO - Do you have any questions that I may answer about this proxy for you?
Take time to answer all questions carefully. Do not give advice. Remind the shareholder that his/her Board Members have recommended that he/she vote in favor of proposal(s) [#] [and against proposal(s) [#]]. Most questions can be addressed by referring to the proxy statement and reading the appropriate sections (including, with respect to any shareholder proposal, the "Statement of Opposition" that follows the proposal) or by referring to the Q&A that accompanied the proxy statement.
At your earliest convenience, please vote by signing and dating the proxy card you received, and returning it in the envelope provided. You can also submit your vote by going on-line to www.____[insert appropriate URL for campaign] or by calling [insert appropriate touch-tone telephone number for campaign]. The shareholder meeting cannot be held until enough shareholders have participated. Are you sure that you do not want to take advantage of voting your shares right now over the telephone?

IF YES - Are you ready?

Begin the Vote

First, I'll reintroduce myself. My name is __________, calling from D.F. King & Co., Inc. on behalf of Fidelity Investments. Today's date is __________ and the time is __________.
May I please have your full name? [If shareholder is an entity: May I please have your title? Can you confirm that you are authorized to direct the voting of these [insert name of fund] shares?]
May I please have your address?
Have you received the proxy materials?

Actual Voting

Your Board Members are asking you to consider [#] proposal(s) which they have studied carefully. They recommend that you vote in favor of proposal(s) [#] [and against proposal(s) [#]]. Would you like to vote as recommended by your Board?

If you are required to read the proposal individually, end each proposal by saying, "Your Board recommends that you vote [in favor / against] the proposal. How would you like to vote?" For most proposals, the valid responses are
F = For proposal.
A = Against proposal.
B = Abstain.
For Director voting, the only valid responses are:
F = For at least one or more of the nominees.
W = Withhold authority for all nominees.

Closing

I have recorded your vote[s]. You have voted __________ [insert summary of proposal voting]. Is that correct? As your voting agent I will execute a written proxy in accordance with your instructions and forward it on to the fund. In the next 72 hours, we will mail you a letter by first class mail confirming your vote. If you wish to change your vote for any reason, please call us at the phone number listed in the letter. Thank you for your time.

Fidelity Investments

Answering Machine Message

Hello. This is ______________ calling from D.F. King & Co., Inc. regarding your investment in the Fidelity funds. You should have recently received proxy materials regarding the Special Shareholders' Meeting to be held on [shareholder meeting date]. [If shareholder meeting has been adjourned replace last sentence with: The original shareholder meeting scheduled for [original shareholder meeting date] has been adjourned until [adjourned shareholder meeting date] due to a lack of shareholder participation.]

Your vote is very important. Please sign, date, and return the proxy card at your earliest convenience in the postage-paid envelope provided. If you prefer, you can also vote by Internet or touch-tone telephone by following the instructions included in the mailing information.

If you have any questions, require assistance, or need new proxy materials, please call D.F. King, which is assisting your fund, at 1-800-848-3155.

Thank you for your consideration.